Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Fred Zinn, President and CEO Phone: (914) 428-9098 Fax: (914) 428-4581 E Mail: Drew@drewindustries.com

DREW INDUSTRIES EXPECTS FIRST QUARTER NON-CASH GOODWILL IMPAIRMENT CHARGE

White Plains, New York – April 24, 2009 – Drew Industries Incorporated (NYSE: DW), a leading supplier of components for recreational vehicles (RV) and manufactured homes, today announced that it expects operating results for the quarter ended March 31, 2009 to reflect a material, non-cash goodwill impairment charge. The Company is in the process of finalizing the charge, but it is anticipated to include all or substantially all of the goodwill recorded on the Company’s consolidated balance sheet, which totaled $45 million. If, subject to final review, the entire goodwill balance is written-off, the impairment charge would be approximately $29 million, net of taxes, or $1.36 per diluted share.

“The impairment charge is non-cash, and will not affect our operations, liquidity, cash flows, or the Company’s borrowing availability under its line of credit and shelf-loan facility,” said Fred Zinn, Drew’s President and CEO. “In the first quarter we generated significant cash flow, increasing our cash balances by $6 million, to more than $14 million at March 31, 2009. We also reduced total debt by over $2 million in the first quarter, to less than $7 million. We expect to continue to have strong cash flow over the coming quarters. After giving effect to the impairment charge, our stockholders’ equity will remain well over $200 million, and in this economy, maintaining a strong balance sheet will continue to be a primary focus of our entire management team.”

“The non-cash impairment charge is largely the result of uncertainties in the economy, and in the RV and manufactured housing industries,” said Joe Giordano, Drew’s Chief Financial Officer and Treasurer. “Another key factor in the evaluation of goodwill is the discount rate used to determine the present value of projected cash flows. Since the end of 2008, the discount rate required for this calculation has increased substantially, contributing to the reduction in the fair value of our projected cash flows, which is one basis of our goodwill evaluation.”

“We’re glad to leave behind the very slow winter months, when many of our customers closed for extended periods,” said Jason Lippert, the President and CEO of Drew’s subsidiaries, Lippert Components and Kinro. “In the first quarter, we also incurred approximately $4 million in extra expenses due to plant consolidations, staff reductions, higher bad debts, and obsolete inventory and tooling.”

“However, recently we’ve begun  to realize the benefits of synergies between Lippert Components and Kinro – in terms of increased efficiencies, reduced costs, product development and coordinated sales efforts,” said Lippert. “We’re extremely proud of the way our management team and all our employees have responded to the very difficult economic conditions, and we are confident in their ability to position Drew to continue to outperform the industries we serve.”

“In recent weeks we have also experienced an increase in demand for our products, which has helped us improve production efficiencies. While it’s too soon to know whether this will continue, it is encouraging to see our facilities producing more and have our employees working more consistent hours.”

The Company expects to report its result for the first quarter ended March 31, 2009 after the market closes on May 4, 2009, and will host a conference call and webcast to discuss those results on May 5, 2009 at 11:00 a.m. ET.

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About Drew
Drew, through its wholly owned subsidiaries, Lippert Components and Kinro, supplies a broad array of components for RVs and manufactured homes, including windows, doors, chassis, chassis parts, bath and shower units, axles, and upholstered furniture. In addition, Drew manufactures slide-out mechanisms for RVs, and trailers primarily for hauling boats. Currently, from 28 factories located throughout the United States, Drew serves most major national manufacturers of RVs and manufactured homes in an efficient and cost-effective manner. Additional information about Drew and its products can be found at www.drewindustries.com.

Forward-Looking Statements
This press release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, plans and objectives of management, markets for the Company’s common stock and other matters.  Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933.

Forward-looking statements, including, without limitation, those relating to our future business prospects, revenues, expenses and income, whenever they occur in this press release, are necessarily estimates reflecting the best judgment of our senior management at the time such statements were made, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by forward-looking statements.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. You should consider forward-looking statements, therefore, in light of various important factors as identified in this press release and in our Form 10-K for the year ended December 31, 2008, and in our subsequent Form 10-Qs filed with the SEC.

There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to the matters identified in this press release, pricing pressures due to domestic and foreign competition, costs and availability of raw materials (particularly steel and related components, vinyl, aluminum, glass and ABS resin), availability of credit for financing the retail and wholesale purchase of manufactured homes and recreational vehicles, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed manufactured homes and RVs, the disposition into the market by FEMA, by sale or otherwise, of RVs or manufactured homes purchased by FEMA in connection with natural disasters, changes in zoning regulations for manufactured homes, continuing sales decline in the RV and manufactured housing industries, the financial condition of our customers, the financial condition of retail dealers of RVs and manufactured homes, retention of significant customers, interest rates, oil and gasoline prices, the outcome of litigation, and adverse weather conditions impacting retail sales. In addition, national and regional economic conditions and consumer confidence may continue to affect the retail sale of recreational vehicles and manufactured homes.

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